As filed with the Securities and Exchange Commission on July 25, 2014
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHWESTERN CORPORATION
d/b/a
NORTHWESTERN ENERGY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0172280
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3010 W. 69th Street, Sioux Falls, South Dakota	57108
(Address of Principal Executive Offices)	(Zip Code)

NorthWestern Corporation Amended and Restated Equity Compensation Plan
(Full Title of the Plan)

Heather H. Grahame
Vice President and General Counsel
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108
(Name and Address of Agent for Service)

(605) 978-2900
Telephone Number, Including Area Code, of Agent For Service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock	600,000	$48.75	$29,250,000	$3,767.40

(1)
This registration statement relates to the additional shares of Common Stock to be offered pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan (f/k/a the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 24, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 600,000 shares of Common Stock of NorthWestern Corporation (the “Registrant”) to be issued pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan (f/k/a the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan) (the “Plan”). In accordance with General Instruction E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plan (Registration Statement No. 333-124624) is incorporated by reference herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2013;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

(c)	The Registrant’s current reports on Form 8-K filed on February 24, 2014, and April 29, 2014; and

(d)
The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A12B filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) on April 3, 2008, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement, and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the shares of Common Stock offered by this registration statement have been sold or which deregisters all such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (d) obtained an improper personal benefit from a transaction.

Section 145 of the DGCL permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the DGCL are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as a director, officer, employee or agent of the corporation.
Article 6 of the Registrant’s Amended and Restated Certificate of Incorporation and Article V of the Registrant’s Bylaws provide for indemnification of the Registrant’s officers and directors to the fullest extent provided by the DGCL and other applicable laws as currently in effect and as they may be amended in the future.
The Registrant will also advance expenses prior to final disposition of an action, suit or proceeding upon the receipt of an undertaking by the director or officer to repay such amount if such director or officer is not entitled to indemnification.
The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached exhibit index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(c)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on this 25th day of July, 2014.
NORTHWESTERN CORPORATION
(Registrant)
/s/ Robert C. Rowe
ROBERT C. ROWE
President and Chief Executive Officer
(Principal Executive Officer)

We, the undersigned officers and directors of NorthWestern Corporation, hereby severally constitute and appoint Robert C. Rowe and Kendall G. Kliewer, and each of them with full power to act alone, our true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and any and all applications and instruments pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ E. Linn Draper, Jr.	Chairman of the Board	July 23, 2014
E. Linn Draper, Jr.

/s/ Robert C. Rowe	President, Chief Executive Officer and Director	July 23, 2014
Robert C. Rowe	(Principal Executive Officer)

/s/ Brian B. Bird	Vice President and Chief Financial Officer	July 23, 2014
Brian B. Bird	(Principal Financial Officer)

/s/ Kendall G. Kliewer	Vice President and Controller	July 23, 2014
Kendall G. Kliewer	(Principal Accounting Officer)

/s/ Stephen P. Adik	Director	July 23, 2014
Stephen P. Adik

/s/ Dorothy M. Bradley	Director	July 23, 2014
Dorothy M. Bradley

/s/ Dana J. Dykhouse	Director	July 23, 2014
Dana J. Dykhouse

/s/ Julia L. Johnson	Director	July 23, 2014
Julia L. Johnson

/s/ Philip L. Maslowe	Director	July 23, 2014
Philip L. Maslowe

/s/ Denton Louis Peoples	Director	July 23, 2014
Denton Louis Peoples

EXHIBIT INDEX TO FORM S-8

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of NorthWestern Corporation, dated November 1, 2004 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation's Current Report on Form 8-K, dated October 20, 2004, Commission File No. 1-10499).

4.2
Amended and Restated By-Laws of NorthWestern Corporation, dated October 28, 2010 (incorporated by reference to Exhibit 3.1 of NorthWestern Corporation's Current Report on Form 8-K, dated October 28, 2010, Commission File No. 1-10499).

4.3
NorthWestern Corporation Amended and Restated Equity Compensation Plan, as amended effective July 1, 2014 (incorporated by reference to Appendix A to NorthWestern Corporation’s Proxy Statement for the 2014 Annual Meeting of Shareholders filed on March 7, 2014, Commission File No. 1-10499).

*5.1	Opinion of Jones Day
*23.1	Consent of Jones Day to the filing of its opinion as an exhibit to this registration statement (included in Exhibit 5.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

Exhibits 5.1 and 23.1
[Jones Day Letterhead]

July 25, 2014
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108

Re:	Registration Statement on Form S-8 Filed by NorthWestern Corporation
Ladies and Gentlemen:
We have acted as counsel for NorthWestern Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 600,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Plan Shares issuable pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued and delivered in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Plan Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect and we express no opinion as to the effect of the laws of any other jurisdiction. The issuance of the Plan Shares requires the approval of each of the Federal Energy Regulatory Commission (the “FERC”) and the Montana Public Service Commission (the “MPSC”). The Company has currently effective approvals for the issuance of the Shares from each of the FERC and the MPSC; however, each of these approvals is effective only through a specified expiration date. In rendering the foregoing opinion, we have assumed that following the applicable expiration dates, the Company will receive additional approvals from the FERC and the MPSC relating to the issuance of the Plan Shares. In addition, we have assumed that the resolutions authorizing the Company to issue and deliver the Plan Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Plan Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.
In rendering the opinion set forth above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 18, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota

July 25, 2014